EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2002          2001          2000
                                   --------      --------      --------

Income before income taxes........   $533.5        $399.8        $503.1
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     62.7          84.6         103.8
  Portion of rent expense
    representing interest.........     35.6          33.6          50.7
                                   --------      --------      --------
Total fixed charges...............     98.3         118.2         154.5
                                   --------      --------      --------
Income before income taxes and
  fixed charges...................    631.8        $518.0        $657.6
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      6.4           4.4           4.3
                                   ========      ========      ========